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                                                                    EXHIBIT 3.03

                          CERTIFICATE OF DESIGNATION

                                      of

                SERIES A NON-VOTING CONVERTIBLE PREFERRED STOCK

                                      of

                              AT HOME CORPORATION

                        (Pursuant to Section 151 of the

                       Delaware General Corporation Law)

                       ---------------------------------

     At Home Corporation, a Delaware corporation (the "Company"), does hereby certify that pursuant to the authority granted to and vested in the Board of Directors of the Company (the "Board of Directors" or the "Board") in accordance with the provisions of Article IV, Section C of the Fifth Amended and Restated Certificate of Incorporation of the Company, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Company's Board of Directors has duly adopted the following resolutions creating a series of Preferred Stock, par value $0.01 per share ("Preferred Stock"), of the Company designated as Series A Non-Voting Convertible Preferred Stock.

     RESOLVED, that the Company hereby designates and creates a series of Preferred Stock of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

          A.      Designation and Amount.  Of the 9,650,000 shares of Preferred
                  ----------------------
Stock authorized to be issued by the Company, 10,673.549 shares shall be designated as "Series A Non-Voting Convertible Preferred Stock" ("Series A Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce
                                      --------
the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series A Preferred Stock.

          B.      Rights, Preferences and Restrictions of Preferred Stock.  The
                  -------------------------------------------------------
rights, preferences, restrictions and other matters relating to the Series A Preferred Stock are as follows:

          1.      Dividends and Distributions.
                  ---------------------------

          (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, and subject to Section 5(c)(ii) hereof, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, non-cumulative dividends in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate per share amount of all cash dividends, and 1000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Series A Common Stock, par

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value $0.01 per share (the "Common Stock"), of the Company, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The Company shall declare a dividend or distribution on the Series A Preferred Stock as provided in subsection (a) of this Section at the same time it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock). The Board of Directors shall fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          (c) Dividends payable pursuant to subsection (a) of this Section shall not be mandatory or cumulative (except as provided in subsection (b) of this Section) and no rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Preferred Stock in any amount in any calendar year or any fiscal year of the Company, whether or not earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

          (d) Except as provided in this Section 1, holders of the Preferred Stock shall not be entitled to receive any dividends.

          2.      Voting Rights. Except as otherwise provided by law, holders of
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Series A Preferred Stock shall have no voting rights and their consent shall not be required for taking any corporate action.

          3.      Reacquired and Converted Shares. Any shares of Series A
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Preferred Stock purchased, received upon conversion or otherwise acquired by the
Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and shall not be reissued.

          4.      Liquidation, Dissolution or Winding Up.
                  --------------------------------------

          (a) Upon any liquidation, dissolution or winding up of the Company, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, on a pro rata pari passu basis with the Common Stock, plus an amount equal to any declared but unpaid dividends. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the

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number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          (b) The foregoing rights upon liquidation, dissolution or winding up provided to the holders of Series A Preferred Stock shall be subject to the rights of the holders of any other series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock upon liquidation, dissolution or winding up.

          5.      Conversion Rights. The outstanding shares of Series A
                  -----------------
Preferred Stock shall be convertible into Common Stock as follows:

          (a)     Right to Convert. Subject to subsection (c), each share of
                  ----------------
Series A Preferred Stock shall become converted into the right to receive 1000 shares of Common Stock (the "Conversion Ratio") at the office of the Company or any transfer agent for the Series A Preferred Stock, pursuant to the following schedule: (i) 5,568.098 shares of Series A Preferred Stock (the "Reserved Shares") on the two year anniversary of the date of original issuance of the Series A Preferred Stock, (ii) 500 shares (the "Monthly Conversion Amount") of Series A Preferred Stock on the date 30 days following the date of original issuance of the Series A Preferred Stock, and (iii) excluding all Reserved Shares, the Monthly Conversion Amount of Series A Preferred Stock on the completion of each successive 30-day period following the initial 30-day period. Notwithstanding the foregoing provisions of this Section 5(a), no shares of Series A Preferred Stock held by a holder of Series A Preferred Stock who transfers shares of Series A Preferred Stock to a Charitable Organization (as such term is defined in Section 5(i)), which shares of Series A Preferred Stock automatically convert into the right to receive shares of Common Stock pursuant to Section 5(i) (such shares of Common Stock, the "Converted Shares"), shall convert into the right to receive shares of Common Stock pursuant to the schedule described in this Section 5(a) until the cumulative aggregate number of shares of Common Stock that would have been issued upon conversion of such transferred shares of Series A Preferred Stock pursuant to the schedule described in this Section 5(a) equals the aggregate number of Converted Shares. The initial Conversion Ratio of the Series A Preferred Stock shall be subject to adjustment as hereinafter provided.

          (b)     Mechanics of Conversion.  No fractional shares of Common Stock
                  -----------------------
shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the fair market value of such fractional interest as determined by the Company's Board of Directors. Before any holder of Series A Preferred Stock shall be entitled to receive any certificates for the whole shares of Common Stock issuable upon conversion of Series A Preferred Stock (including, without limitation, any conversion pursuant to Section 5(i)), such holder shall (i) deliver a certificate or certificates representing shares of Series A Preferred Stock, if such stock is certificated, or (ii) deliver written instructions to convert a number of Series A Preferred Stock, if such holder's shares of Series A Preferred Stock are represented by an interest in a global security, in each case, which shares of Series A Preferred Stock shall have become converted into the right to receive shares of Common Stock pursuant to the schedule set forth in Section 5(a), or the terms of Section 5(i), to the Company at the office of the Company or of any transfer agent for the Series A Preferred Stock. The Company shall, as soon as practicable after such delivery, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date such certificate or certificates are delivered, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

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          (c)     Adjustments to Conversion Ratio for Certain Diluting Issues.
                  -----------------------------------------------------------

          (i)     Adjustments for Dividends, Splits, Subdivisions, Combinations
                  -------------------------------------------------------------
or Consolidation of Common Stock. In the event the outstanding shares of Common
-----------------------------
Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction into a greater number of shares of Common Stock, the Conversion Ratio of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such event, be increased proportionally. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction into a lesser number of shares of Common Stock, the Conversion Ratio of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such event, be decreased proportionally.

          (ii)    Adjustments for Other Distributions. In the event the Company
                  -----------------------------------
at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Company other than shares of Common Stock and other than any distribution which results in the payment of a dividend described in
Section 1, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

          (iii)   Adjustments for Reclassification, Exchange and Substitution.
                  -----------------------------------------------------------
If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), then following the effectiveness of such reorganization or reclassification the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred Stock immediately before that change.

          (iv)    Monthly Conversion Amount. In the event of any adjustment to
                  -------------------------
the Conversion Ratio pursuant to this Section 5, the Monthly Conversion Amount shall be appropriately and proportionately adjusted.

          (d)     No Impairment.  Except as provided in Section 5, the Company
                  -------------
will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (e)     Certificate as to Adjustments.  Upon the occurrence of each
                  -----------------------------
adjustment or readjustment of the Conversion Ratio for the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such

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adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

          (f)     Notices of Record Date.  In the event that this Company shall
                  ----------------------
propose at any time:

          (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

          (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up;

          then, in connection with each such event, this Company shall send to the holders of Series A Preferred Stock:

          (1) at least 10 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

          (2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

          Each such written notice shall be delivered personally, or given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address for each such holder as shown on the books of this Company.

          (g)     Issue Taxes.  The Company shall pay any and all issue and
                  -----------
other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (h)     Reservation of Stock Issuable Upon Conversion. The Company
                  ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued

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shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.


          (i)     Acceleration of Conversion.
                  --------------------------

          (i) Upon the close of business on the date on which the Series B Common Stock Directors are no longer entitled to exercise the Special Director Approval Right, all shares of Series A Preferred Stock, other than Reserved Shares, then outstanding shall automatically be converted into the right to receive shares of Common Stock according to the Conversion Ratio then in effect.

          (ii) Upon the irrevocable transfer of shares of Series A Preferred Stock, other than Reserved Shares, not to exceed in the aggregate, together with all such prior transfers, 1,418.2632 shares of Series A Preferred Stock, by an initial holder of such shares of Series A Preferred Stock to an institution qualified as tax exempt under Section 501(a) of the Code, as described in 501(c)(3) of the Internal Revenue Code of 1986, as amended (a "Charitable Organization"), such transferred shares of Series A Preferred Stock shall, upon the close of business on the date of such transfer, automatically be converted into the right to receive shares of Common Stock according to the Conversion Ratio then in effect.

          6.      Consolidation, Merger, etc. In case the Company shall enter
                  --------------------------
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          7.      No Redemption. The shares of Series A Preferred Stock shall
                  -------------
not be redeemable.

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     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Company by its General Counsel and Secretary this 13th day of December, 1999.


                                 AT HOME CORPORATION


                                 By:  /s/ David G. Pine
                                    --------------------------------------------
                                    David G. Pine, General Counsel and Secretary

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